Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Woody Wallace
President & CEO	EVP & CFO	The Investor Relations Company
319.356.5800	319.356.5800	312.245.2700

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Iowa City, Iowa, July 22, 2010 - MidWestOne Financial Group, Inc., (NASDAQ - MOFG) today reported results for its three and six months ended June 30, 2010.
Net income for the second quarter of 2010 rose sharply to $2,605,000 compared with $783,000 for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders also rose sharply to $2,388,000, or $0.27 per diluted share, compared with net income available to common shareholders of $567,000, or $0.07 per diluted share, in the second quarter of 2009.
Net income for the second quarter was higher than the same period in 2009 primarily due to:
•
a 12.1% increase in net interest income;
•
a 21.0% increase in noninterest income, due primarily to a 25.9% increase in trust and investment fees and the absence of any impairment losses on the Company's investment securities portfolio; and
•
a 5.9% decrease in noninterest expenses.
Net income for the first six months of 2010 totaled $4,609,000, which is a more than twofold increase compared to the $1,959,000 of net income for the first six months of 2009. Earnings per diluted share of $0.48 and $0.19 for the comparative year-to-date periods are based on net income available to common shareholders of $4,175,000 and $1,612,000, respectively. The increase in net income was due primarily to decreased noninterest expense, increased net interest income, and lower provision for loan loss expense.
"Our company continues to make measurable progress. While we are not yet where we want to be in terms of return to our shareholders, we are building a solid foundation for the future," stated Charles N. Funk, President and Chief Executive Officer. "I applaud the efforts of our staff for the progress that has been made in the first half of 2010. It brings us well within range of our annual targeted earnings results."

Results of Operations
Net interest income for the second quarter of 2010 increased to $12,156,000, or 12.1%, from $10,844,000 for the second quarter of 2009, despite interest income on loans being lower by $1,024,000. The continuing low interest rate environment and its impact on deposit and borrowed funds rates was the primary cause of the higher net interest income. The net interest margin for the second quarter, calculated on a fully tax-equivalent basis, amounted to 3.48% or 37 basis points higher than the 3.11% net interest margin for the second quarter of 2009. The Company posted a net interest margin of 3.49% for the first six months, up 15 basis points from 3.34% for the same period the year before.
The provision for loan losses for the second quarter was $1,500,000, which was unchanged from the second quarter the year before. The provision for loan losses for the first half was $3,000,000 compared with $3,850,000 for the same period in 2009. Management believes that potential problem credits have been identified and adequately reserved for.
Noninterest income for the quarter rose to $3,525,000, up $611,000 from $2,914,000 for the second quarter of 2009. This increase was primarily attributable to the absence of any impairment charges on the Company's investment securities portfolio, combined with increased trust and investment fees. The Company did not recognize any impairment losses on the investment securities portfolio during the second quarter compared to $614,000 for the second quarter a year ago. Trust and investment fees totaled $1,214,000 for the second quarter of 2010, up 25.9% from $964,000 for the same period last year. These improvements were partially offset by reduced mortgage origination and loan servicing fees of $525,000 for the second quarter of 2010, compared with $860,000 for the same period of 2009. The decrease in mortgage origination fees was attributable to lower refinancing volume of single family residential loans, as the most creditworthy borrowers have already taken advantage of the historically low interest rates.

For the first half of 2010, noninterest income rose to $6,845,000, up $393,000, or 6.1%, from $6,452,000 during the same period in 2009. The primary reason for this increase was the net gain on sales of securities of $470,000 compared to $1,000 for the first half of 2009, combined with lower year-to-date 2010 impairment charges of $189,000, which was $425,000 lower that the $614,000 charges realized in the same period of 2009. Trust and investment fees increased by $377,000, from $2,071,000 for the six months ended June 30, 2009 to $2,448,000 for the same period of 2010. These improvements were partially offset by lower mortgage origination and loan servicing fees. For the first six months of 2010, mortgage origination fees declined to $1,025,000, down $606,000, or 37.2%, from the comparable period in 2009.
Noninterest expense for the second quarter totaled $10,662,000, a decrease of $663,000, or 5.9%, from the $11,325,000 for the second quarter of 2009. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees and data processing expense. The primary reasons for the lower noninterest expense for the quarter were a decrease in FDIC insurance expense from $1,055,000 in the second quarter of 2009 to $705,000 for the same period of 2010, and a decrease in professional fees from $842,000 for the quarter ended June 30, 2009 to $659,000 for the second quarter of 2010.
For the first six months of 2010, all noninterest expense categories experienced decreases compared with the same six month period of 2009, with the exception of a small increase in occupancy expense. "In mid-2009, we identified the need to reduce our overall cost burden. We spent several months thoughtfully assessing how we could reduce expenses and continue to provide excellent customer service," stated Mr. Funk. Those experiencing the most significant change were FDIC insurance expense, which declined $556,000 to $1,397,000 for the first half of 2010 compared with $1,953,000 for the same period of 2009, and professional fees, which decreased to $1,408,000 for the six months from $1,924,000 for year-to-date

2009. The lower professional fees were primarily due to lower costs associated with Sarbanes-Oxley compliance efforts.
Income tax expense was $914,000 for the second quarter compared with $150,000 for the same period in 2009, and income tax expense of $1,449,000 for the six months ended June 30, 2010 compared with $193,000 for the same period in 2009. The increase for both the three and six months was primarily due to increased income for both periods, compared with the same periods of 2009.
Balance Sheet and Asset Quality
Total assets increased slightly to $1.56 billion at June 30, 2010 from $1.53 billion at December 31, 2009. This growth resulted primarily from increased investment in securities, somewhat offset by a decrease in portfolio loans. There has also been a decrease in loan pool participation balances. The asset growth was funded by an increase in both deposits and federal funds purchased. Total deposits at June 30, 2010 were $1.20 billion compared with $1.18 billion at December 31, 2009, up $15.7 million, or 1.3%, primarily due to increased consumer and public fund deposits. Fed funds purchased increased $8.0 million from $1.9 million at December 31, 2009, to $9.9 million at June 30, 2010, while securities sold under agreement to repurchase declined by $4.5 million to $38.6 million at June 30, 2010.
Total bank loans (excluding loan pool participations and loans held for sale) were slightly lower at $956.2 million at mid-year, compared with $967.0 million as of December 31, 2009. This was primarily due to a decline in construction, land development, and agriculture related loans in the loan portfolio. Such decrease was attributable to declining utilization rates on lines of credit and pay-downs on term debt as the economic environment has caused many customers to actively reduce their borrowing position. "Loan demand continues to be weak throughout our footprint. While we have ample liquidity to provide funding for our customers, many of them are in a debt reduction mode due to the economic uncertainty," Mr. Funk noted. At the end of the second quarter, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 9% was farmland, 8% construction, and 3% multifamily. Residential real estate loans was the next largest category at 24%, then, commercial loans 23%, agricultural loans 9%, and consumer loans 2%. All percentages relate to direct loans and do not include loan pool participations.
During the first six months, the Company experienced an increase in nonperforming loans. Specifically, these loans totaled $19.9 million as of June 30, 2010, or 2.08% of total bank loans, compared with $13.9 million at December 31, 2009, or 1.44% of total bank loans. This increase is primarily attributable to the addition of two agricultural loans totaling $3.3 million to the troubled debt restructures classification and a $583,000 commercial loan relationship to the past due 90 days or more and still accruing classification during the second quarter of 2010. Nonperforming loans at June 30, 2010 consisted of $10.5 million in nonaccrual loans, $6.4 million in troubled debt restructures and $3.0 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (not included in the nonperforming loan totals) were $8.9 million as of June 30, 2010 compared with $10.1 million as of December 31, 2009. While nonperforming loan levels increased during the first half, the increase has been primarily in credits that management had already identified as weak and for which it believes adequate provisions already had been made. As of the end of the second quarter, other real estate owned (not included in nonperforming loans) totaled $2.6 million, a decrease of $1.0 million from December 31, 2009. As of June 30, 2010, the allowance for bank loan losses was $14.8 million, or 1.55% of total bank loans, compared with $14.0 million, or 1.44% of total bank loans, at year end. The allowance for loan losses represented 74.5% of nonperforming loans at June 30, 2010, compared with 100.6% of nonperforming loans at December 31, 2009. The bank had net loan charge-offs of $2.1 million in the first six months of 2010, or an annualized 0.46% of average bank loans outstanding.

Loan pool participations totaled $79.0 million at mid-year, down from $85.2 million at December 31, 2009. Loan pool participations are participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations. The former MidWestOne had engaged in this activity since 1988, and the Company has continued this line of business following its merger with the former MidWestOne.
The Company has not actively pursued new pool purchases in the past three months. It has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. It does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 5.10% for the second quarter of 2010, up from 4.07% for the second quarter of 2009. Yields were 4.03% and 4.80% for the first six months of 2010 and 2009, respectively. The net yield was higher in the second quarter of 2010 than for the same period of 2009 due to a stabilization of charge-off levels and payment collections in the portfolio. Including loan pool participations, the loan to deposit ratio was 86.6% as of June 30, 2010, compared with 89.2% as of December 31, 2009.
Investment securities totaled $422.8 million at June 30, 2010, or 27.0% of total assets, up from $370.9 million, or 24.2% of total assets, as of December 31, 2009. A total of $417.5 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies, mortgage-backed securities and obligations of states and political subdivisions.
Capital Adequacy
Total shareholders' equity (including the $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program) was $157.4 million as of June 30, 2010. The total shareholders' equity to total assets ratio was 10.07% at June 30, 2010, compared with 9.92% at December 31, 2009, while the tangible common equity to tangible assets ratio was 8.37% as of the same date, up from 8.16% at December 31, 2009. Tangible common equity per share was $15.09 at June 30, 2010, up from $14.42 per share at December 31, 2009. This increase was primarily attributable to net income of $4.6 million for the first six months of 2010, less the $400,000 of dividends paid during the same period on the senior preferred stock issued to the U.S. Treasury.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:

We have traditionally disclosed certain non-GAAP ratios to evaluate and measure our operating performance and financial condition, including our net interest margin and tangible common equity to tangible assets ratio. We believe these ratios provide investors with information regarding our balance sheet profitability, financial condition and capital adequacy and how we evaluate such metrics internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

		As of	As of	As of	As of
		June 30,	March 31,	December 31,	June 30,
		2010	2010	2009	2009
(in thousands)
Tangible Common Equity
Total shareholders' equity		$157,387	$154,158	$152,208	$147,548
Less:	Preferred equity	(15,733)	(15,716)	(15,699)	(15,667)
	Goodwill and intangibles	(11,761)	(12,016)	(12,272)	(12,898)
Tangible common equity		$129,893	$126,426	$124,237	$118,983
Tangible Assets
Total assets		$1,563,548	$1,542,061	$1,534,783	$1,573,224
Less:	Goodwill and intangibles	(11,761)	(12,016)	(12,272)	(12,898)
Tangible assets		$1,551,787	$1,530,045	$1,522,511	$1,560,326
Tangible common equity/tangible assets		8.37%	8.26%	8.16%	7.63%

	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Three Months Ended June 30,	Six Months Ended June 30,
	2010	2010	2009	2009	2009
(in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$12,156	$23,923	$45,115	$10,844	$22,798
Plus tax equivalent adjustment:
Loans	80	165	418	96	193
Securities	508	1,041	2,149	537	1,060
Tax equivalent interest income (1)	$12,744	$25,129	$47,682	$11,477	$24,051
Average interest earning assets	$1,470,039	$1,452,093	$1,457,599	$1,481,981	$1,451,008
Net interest margin	3.48%	3.49%	3.27%	3.11%	3.34%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company's loan and securities portfolios, demand for loan products and deposit flows; (5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company's respective market areas; (7) our ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (10) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$19,984	$25,452
Interest-bearing deposits in banks	6,187	2,136
Federal funds sold	—	—
Cash and cash equivalents	26,171	27,588
Investment securities:
Available for sale	417,468	362,903
Held to maturity (fair value of $5,434 as of June 30, 2010 and $8,118 as of December 31, 2009)	5,350	8,009
Loans held for sale	1,217	1,208
Loans	956,187	966,998
Allowance for loan losses	(14,823)	(13,957)
Net loans	941,364	953,041
Loan pool participations, net	76,889	83,052
Premises and equipment, net	27,849	28,969
Accrued interest receivable	9,900	11,534
Other intangible assets, net	11,661	12,172
Bank-owned life insurance	18,402	18,118
Other real estate owned	2,634	3,635
Deferred income taxes	4,681	5,163
Other assets	19,962	19,391
Total assets	$1,563,548	$1,534,783
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing demand	$139,667	$133,990
Interest-bearing checking	422,480	401,264
Savings	67,258	62,989
Certificates of deposit under $100,000	391,567	394,369
Certificates of deposit $100,000 and over	174,615	187,256
Total deposits	1,195,587	1,179,868
Federal funds purchased	9,842	1,875
Securities sold under agreements to repurchase	38,553	43,098
Federal Home Loan Bank borrowings	132,200	130,200
Deferred compensation liability	3,786	3,832
Long-term debt	15,564	15,588
Accrued interest payable	1,847	2,248
Other liabilities	8,782	5,866
Total liabilities	1,406,161	1,382,575

Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000
shares; issued 16,000 shares as of June 30, 2010 and December 31, 2009	$15,733	$15,699
Common stock, $1 par value; authorized 15,000,000 shares at June 30, 2010 and December 31, 2009;
issued 8,690,398 shares at June 30, 2010 and December 31, 2009; outstanding 8,612,582 shares
at June 30, 2010 and 8,605,333 shares at December 31, 2009	8,690	8,690
Additional paid-in capital	81,192	81,179
Treasury stock at cost, 77,816 shares as of June 30, 2010 and 85,065 shares at December 31, 2009	(1,082)	(1,183)
Retained earnings	51,393	48,079
Accumulated other comprehensive income (loss)	1,461	(256)
Total shareholders' equity	157,387	152,208
Total liabilities and shareholders' equity	$1,563,548	$1,534,783

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$13,761	$14,785	$27,465	$29,696
Interest and discount on loan pool participations	909	664	1,808	1,679
Interest on bank deposits	17	1	27	1
Interest on federal funds sold	4	29	4	38
Interest on investment securities:
Taxable securities	2,445	2,147	4,670	4,122
Tax-exempt securities	986	1,000	1,976	1,970
Total interest income	18,122	18,626	35,950	37,506

Interest expense:
Interest on deposits:
Interest-bearing checking	1,133	1,235	2,203	2,372
Savings	43	63	79	125
Certificates of deposit under $100,000	2,455	3,167	4,998	6,346
Certificates of deposit $100,000 and over	918	1,330	1,885	2,639
Total interest expense on deposits	4,549	5,795	9,165	11,482
Interest on federal funds purchased	1	—	2	10
Interest on securities sold under agreements to repurchase	70	127	146	251
Interest on Federal Home Loan Bank borrowings	1,183	1,666	2,390	2,582
Interest on notes payable	11	33	24	36
Interest on long-term debt	152	161	300	347
Total interest expense	5,966	7,782	12,027	14,708
Net interest income	12,156	10,844	23,923	22,798
Provision for loan losses	1,500	1,500	3,000	3,850
Net interest income after provision for loan losses	10,656	9,344	20,923	18,948

Noninterest income:
Trust and investment fees	1,214	964	2,448	2,071
Service charges and fees on deposit accounts	1,034	990	1,898	1,901
Mortgage origination and loan servicing fees	525	860	1,025	1,631
Other service charges, commissions and fees	576	510	1,160	1,035
Bank-owned life insurance income	147	198	314	422
Investment securities losses, net:
Impairment losses on investment securities	—	(614)	(189)	(614)
Less noncredit-related losses	—	—	—	—
Net impairment losses	—	(614)	(189)	(614)
Gain on sale of available for sale securities	233	1	470	1
Loss on sale of premises and equipment	(204)	5	(281)	5
Total noninterest income	3,525	2,914	6,845	6,452

Noninterest expense:
Salaries and employee benefits	5,691	5,847	11,481	11,600
Net occupancy and equipment expense	1,630	1,647	3,406	3,354
Professional fees	659	842	1,408	1,924
Data processing expense	414	491	871	1,007
FDIC Insurance expense	705	1,055	1,397	1,953
Other operating expense	1,563	1,443	3,147	3,410
Total noninterest expense	10,662	11,325	21,710	23,248
Income before income tax expense	3,519	933	6,058	2,152
Income tax expense	914	150	1,449	193
Net income	$2,605	$783	$4,609	$1,959
Less: Preferred stock dividends and discount accretion	$217	$216	$434	$347
Net income available to common shareholders	$2,388	$567	$4,175	$1,612

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

(dollars in thousands, except per share amounts)	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(unaudited)	(unaudited)		(unaudited)
Per share data:
Book value per share	$18.27	$17.90	$17.69	$17.15
Tangible common equity per share	15.09	14.70	14.42	13.83
Financial Ratios:
Tangible common equity/tangible assets	8.37%	8.26%	8.16%	7.63%
Total shareholders' equity/total assets	10.07%	10.00%	9.92%	9.38%
Total bank loans/total deposits	79.98%	80.01%	81.96%	82.79%
Total loans + loan pools/total deposits	86.59%	87.02%	89.18%	90.39%
Asset Quality
Gross bank loans	$956,187	$954,689	$966,998	$990,653
Allowance for bank loan losses	14,823	14,553	13,957	13,465
Net charge-offs	2,134	904	4,745	1,362
Bank loans past due 30 - 89 days	8,947	11,078	10,075	10,511
Other real estate owned	2,634	2,547	3,635	1,045
Non-performing bank loans
Non-accrual loans	$10,525	$10,790	$9,885	$10,446
Restructured loans	6,409	3,565	2,555	3,183
Loans 90+ days past due	2,954	1,985	1,439	2,870
Total non-performing bank loans	19,888	16,340	13,879	16,499

Gross loan pools	$79,023	$83,652	$85,186	$90,923
Allowance for loan pool losses	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans	0.46%	0.38%	0.48%	0.27%
Nonperforming bank loans/total bank loans	2.08%	1.71%	1.44%	1.67%
Nonperforming bank loans + other real estate/total assets	1.44%	1.22%	1.14%	1.12%
Allowance for bank loan losses/total bank loans	1.55%	1.52%	1.44%	1.36%
Allowance for loan pool losses/total loan pools	2.70%	2.55%	2.51%	2.35%
Allowance for bank loan losses/nonperforming bank loans	74.53%	89.06%	100.56%	81.61%

					Year Ended
	Three Months Ended June 30,		Six Months Ended June 30,		December 31,
	2010	2009	2010	2009	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Per share data:
Ending number of shares outstanding	8,612,582	8,605,202	8,612,582	8,605,202	8,605,333
Average number of shares outstanding	8,612,582	8,605,202	8,610,231	8,604,134	8,604,733
Diluted average number of shares	8,643,233	8,621,752	8,628,756	8,620,684	8,604,754
Earnings per common share - basic	$0.27	$0.07	$0.48	$0.19	$0.42
Earnings per common share - diluted	0.27	0.07	0.48	0.19	0.42
Dividends paid per common share	0.05	0.05	0.10	0.20	0.30
Performance Ratios:
Return on average assets	0.67%	0.20%	0.60%	0.26%	0.29%
Return on average shareholders' equity	6.74%	2.14%	6.04%	2.74%	2.99%
Return on average tangible common equity	7.52%	1.92%	6.67%	2.74%	3.00%
Net interest margin (FTE)	3.48%	3.11%	3.49%	3.34%	3.27%
Average Balances:
Total bank loans, net	$943,345	$986,111	$944,472	$993,633	$990,540
Total loan pools, net	79,365	92,414	80,742	93,500	92,456
Interest-earning assets	1,470,039	1,481,981	1,452,093	1,451,008	1,457,599
Total assets	1,561,819	1,567,387	1,544,560	1,536,153	1,543,307
Interest-bearing deposits	1,064,900	1,056,599	1,051,211	1,027,232	1,035,938
Interest-bearing liabilities	1,253,332	1,276,246	1,238,332	1,250,480	1,251,460
Stockholders' common equity	139,364	131,318	138,234	131,444	133,372
Total equity	155,088	146,974	153,950	144,079	147,544